Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2021 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Enrollment Continues in Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH

•	Phase 1 Study Evaluating VK0214 Achieves Primary and Secondary Objectives; Phase 1b Proof-of-Concept Trial in X-ALD Patients Underway

•	Quarter-End Cash of $228 Million Provides Sufficient Capital to Advance Clinical Programs into Late Stage Development

SAN DIEGO, July 28, 2021 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2021, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2021:

“During the second quarter of 2021, we continued to make good progress with our lead program VK2809 for the treatment of NASH and fibrosis.  Concurrently, we successfully completed the first clinical study of our VK0214 program, and initiated a Phase 1b study with VK0214 in patients with the adrenomyeloneuropathy form of X-ALD,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “Screening and enrollment continue at a steady pace in our 52-week Phase 2b VOYAGE study of VK2809 in patients with biopsy-confirmed NASH.  Based on data to-date, we believe VK2809 will be a best-in-class therapeutic and are optimistic about its potential in the setting of NASH.  With respect to our VK0214 program, last month we reported the results of our first-in-human Phase 1 study of VK0214 in healthy volunteers.  The study achieved its primary and secondary objectives, demonstrating encouraging safety and tolerability, along with significant reductions in key lipids.  Based on these results, we initiated a Phase 1b clinical trial in patients with adrenomyeloneuropathy and are excited to move this program forward.  We expect to report data from both the VOYAGE trial and the Phase 1b study of VK0214 in 2022.  Finally, we continue to carefully manage our cash and maintain a strong balance sheet to support our ongoing trials as well as potential future clinical studies.”

Pipeline and Corporate Highlights

•

Enrollment continues in Phase 2b VOYAGE study evaluating VK2809 for the treatment of NASH.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype.  The compound has demonstrated promising therapeutic potential in a range of lipid disorders, including non-alcoholic steatohepatitis (NASH).  The company’s 12-week Phase 2a study in patients with non-alcoholic fatty liver disease and hypercholesterolemia successfully achieved its primary and secondary endpoints.  Top-line results showed that VK2809-treated patients had significant reductions in plasma lipids, and median relative reductions in liver fat of up to approximately 60%.  In addition, approximately 88% of VK2809-treated patients in this study experienced relative reductions in liver fat content of ≥30%.  VK2809 also demonstrated an encouraging safety and tolerability profile.  Follow-on data from this study demonstrated VK2809’s efficacy was maintained four weeks after the last study dose.  Importantly, reductions in other lipids such as low-density lipoprotein cholesterol (LDL-C), apolipoprotein B (ApoB), and lipoprotein(a) [Lp(a)] produced by VK2809 suggest important cardiometabolic benefits for patients, a distinction that may represent an advantage compared with other mechanisms in development for NASH that have been associated with elevations in lipids known to increase cardiovascular risk.

VK2809 is currently being evaluated in the company’s Phase 2b VOYAGE trial.  VOYAGE is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.  The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the second quarter, screening and enrollment continued at both U.S. and ex-U.S. study sites.  The company expects to report the initial data from this study in 2022.

•

Phase 1 study evaluating VK0214 achieves primary and secondary objectives; Phase 1b proof-of-concept trial in X-ALD patients underway.  VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there is currently no pharmacologic treatment option.  In September 2020, the company initiated a Phase 1 first-in-human study of VK0214.  This trial was a randomized, double-blind, placebo-controlled, single ascending and multiple ascending dose study in healthy volunteers.  The primary objective of the study was to evaluate the safety and tolerability of VK0214 administered orally for up to 14 days.  The secondary objective was to evaluate the pharmacokinetics of VK0214 following single and multiple oral doses.  The first portion of the study evaluated single doses of VK0214; in the second portion of the study subjects received VK0214 once daily for 14 days. Subsequent cohorts in both parts of the study received successively higher VK0214 doses.

In June, the company announced that the study had successfully achieved its primary objective, showing VK0214 to be safe and well-tolerated at all doses evaluated, and no serious adverse events were reported. Further, results demonstrated dose-dependent exposures, no evidence of accumulation following multiple doses, and a half-life consistent with anticipated once-daily dosing regimens.

A secondary objective of the study was to evaluate laboratory assessments, including a lipid panel to determine potential pharmacodynamic effects following exposure to VK0214.  The results showed that subjects who received VK0214 experienced reductions in LDL-C, triglycerides, and ApoB following 14 days of treatment at all VK0214 doses.  Many of the observed lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on laboratory assessments.

Given the safety, tolerability and lipid-reducing activity observed in healthy volunteers, the company recently initiated a Phase 1b clinical trial in patients with X-ALD.  The Phase 1b trial is a multi-center, randomized, double-blind, placebo-controlled study in adult male patients with the adrenomyeloneuropathy (AMN) form of X-ALD.   AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease.  Clinical manifestations include progressive leg weakness, incontinence, and sexual dysfunction. The study is initially targeting enrollment across three cohorts: placebo, VK0214 20 mg daily, and VK0214 40 mg daily.  Pending a blinded review of preliminary safety, tolerability, and pharmacokinetic data, additional dosing cohorts may be pursued.

The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period, and to assess the efficacy of VK0214 at lowering plasma levels of very long chain fatty acids (VLCFAs) in patients with AMN.  Secondary objectives include an evaluation of the pharmacokinetics and pharmacodynamics of VK0214 following 28 days of dosing in this population.  The company expects top-line results from this study to be available in 2022.

•	Strong balance sheet provides runway to complete multiple key clinical milestones. Viking ended the second quarter of 2021 with $228.3 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate virtually in the following upcoming investor events:

BTIG Virtual Biotechnology Conference
Dates: August 9 - 10, 2021

Citi’s 16th Annual Biopharma Virtual Conference
Dates: September 8 - 10, 2021

H.C. Wainwright 23rd Annual Global Investment Conference

Dates: September 13 - 15, 2021

Oppenheimer Fall Healthcare Life Sciences & MedTech Summit

Dates: September 20 - 23, 2021

Cantor Fitzgerald Virtual Global Healthcare Conference

Dates: September 27 – 29

Second Quarter and Six Month Financial Highlights

Second Quarter Ended June 30, 2021 and 2020

Research and development expenses for the three months ended June 30, 2021 were $12.8 million compared to $7.8 million for the same period in 2020.  The increase was primarily due to increased expenses related to clinical and preclinical studies, partially offset by decreased expenses related to manufacturing for the company’s drug candidates, salaries and benefits and stock-based compensation.

General and administrative expenses for the three months ended June 30, 2021 were $2.7 million compared to $2.8 million for the same period in 2020.  The decrease was primarily due to decreased expenses related to salaries and benefits and stock-based compensation, partially offset by increased expenses related to third-party consultants, professional fees and insurance.

For the three months ended June 30, 2021, Viking reported a net loss of $15.4 million, or $0.20 per share, compared to a net loss of $9.6 million, or $0.13 per share, in the corresponding period in 2020.  The increase in net loss and net loss per share for the three months ended June 30, 2021 was primarily due to the increase in research and development expenses, partially offset by the decrease in general and administrative expenses, noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the second quarter of 2021 as compared to prevailing interest rates during the second quarter of 2020.

Six Months Ended June 30, 2021 and 2020

Research and development expenses for the six months ended June 30, 2021 were $24.3 million compared to $15.8 million for the same period in 2020.  The increase was primarily due to increased expenses related to clinical and preclinical studies, manufacturing for the company’s drug candidates and stock-based compensation, partially offset by decreased expenses related to services provided by third-party consultants.

General and administrative expenses for the six months ended June 30, 2021 were $5.4 million compared to $5.8 million for the same period in 2020.  The decrease was primarily due to decreased expenses related to stock-based compensation, salaries and benefits, legal and travel, partially offset by increased expenses related to professional fees, insurance and services provided by third-party consultants.

For the six months ended June 30, 2021, Viking reported a net loss of $29.4 million, or $0.38 per share, compared to a net loss of $19.3 million, or $0.27 per share, in the corresponding period in 2020.  The increase in net loss and net loss per share for the six months ended June 30, 2021 was primarily due to the increase in research and development expenses, partially offset by the decrease in general and administrative expenses noted previously, as well as decreased interest income primarily due to the decline in interest rates throughout the six months ended June 30, 2021 as compared to prevailing interest rates during same period in 2020.

Balance Sheet as of June 30, 2021

At June 30, 2021, Viking held cash, cash equivalents and short-term investments of $228.3 million, compared to $248.4 million as of December 31, 2020.

Conference Call

Management will host a conference call to discuss the company’s second quarter 2021 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until August 4, 2021 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #10157666.  Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts.  An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD).  VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the company’s expected timing for the potential initiation and completion of clinical studies in X-ALD for VK0214 and plans for completion of the company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK0214, VK2809 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	12,804	7,780	24,340	15,766
General and administrative	2,737	2,826	5,430	5,787
Total operating expenses	15,541	10,606	29,770	21,553
Loss from operations	(15,541)	(10,606)	(29,770)	(21,553)
Other income (expense):
Amortization of financing costs	(21)	(20)	(41)	(65)
Interest income, net	181	1,040	420	2,344
Realized gain on investments, net	—	14	—	15
Total other income, net	160	1,034	379	2,294
Net loss	(15,381)	(9,572)	(29,391)	(19,259)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(85)	1,145	(135)	321
Comprehensive loss	$(15,466)	$(8,427)	$(29,526)	$(18,938)

Basic and diluted net loss per common share	$(0.20)	$(0.13)	$(0.38)	$(0.27)
Weighted-average shares used to compute basic and diluted net loss per share	77,897	72,487	76,348	72,422

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,829	$29,117
Short-term investments – available for sale	219,429	219,269
Prepaid clinical trial and preclinical study costs	8,254	7,276
Prepaid expenses and other current assets	1,150	442
Total current assets	237,662	256,104
Right-of-use assets	176	321
Deferred financing costs	7	48
Deposits	—	29
Total assets	$237,845	$256,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,210	$3,988
Other accrued liabilities	8,463	7,811
Lease liability, current	198	330
Total current liabilities	12,871	12,129
Lease liability, net of current portion	—	29
Total long-term liabilities	—	29
Total liabilities	12,871	12,158
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2021 and December 31, 2020; no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2021 and December 31, 2020; 78,189,814 and 73,215,940 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	422,745	412,589
Accumulated deficit	(197,583)	(168,192)
Accumulated other comprehensive loss	(189)	(54)
Total stockholders’ equity	224,974	244,344
Total liabilities and stockholders’ equity	$237,845	$256,502

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com